Exhibit 10.54

ASSET PURCHASE AGREEMENT

            This Asset Purchase Agreement, and referred to herein as the “Agreement”, is made and entered into and is hereby effective June 7, 2002, by and between eMerge Interactive, Inc. and eMerge San Saba, Inc, referred to herein as the “Seller” and Kenneth G. Jordan (“Jordan”) and wife, Kynda R. Jordan and K. Jordan Enterprises, Inc. (“KJE”), together with Jordan and Kynda R. Jordan, referred to herein as the “Buyers”. Buyers and Seller are referred to collectively herein as the “Parties”.

BACKGROUND

            A.   The Seller, among other businesses, is engaged in the business of purchasing cattle for resale through the Seller’s cattle auction operation in San Saba, Brownwood and Mason, Texas (with the Seller’s business being referred to as “Jordan Cattle Auction Business”).

            B.   Jordan Cattle Auction Business involves the buying and selling of cattle on a short term basis, and derives its profits primarily from buying and reselling cattle and/or these services on behalf of other businesses on a commission basis. The Jordan Cattle Auction Business includes, without limitation, the activities known in the livestock industry as order buying, dealing, brokering, and trading.

            C.   Buyers and Seller were Parties to an Agreement for the Purchase and Sale of Assets dated April 21, 2000, by and between eMerge Interactive, Inc. and W.P. Land and Livestock, Inc. d/b/a Jordan Cattle Auction and Kenneth and Kynda Jordan and Willard and Peggy Jordan (the “Purchase Agreement”) Pursuant to the Purchase Agreement Seller purchased the assets of the Jordan Cattle Auction Business from related entities of Buyers. Now, the Parties contemplate a transaction in which Buyers acquire all of those assets, that were purchased by Seller pursuant to that Agreement for the Purchase and Sale of Assets dated April 21, 2000 as well as any other assets that relate to the Jordan Cattle Auction Business, whether acquired before or after April 21, 2000, save and except the excluded assets set forth in Section 1.1 hereof (referred to herein as “Excluded Assets”).

            Now, therefore, for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged and in consideration of the mutual covenants, representations, warranties and agreements contained herein, the Parties hereby agree as follows:

ARTICLE 1
PURCHASE AND SALE

            1.1    Commitment to Sell and Assign . Upon the terms and subject to the conditions set forth in this Agreement, Seller shall sell, transfer, assign, convey and deliver to Buyers all of the assets, properties, interests, business, goodwill, claims and other rights of Seller (other than the “Excluded Assets”) relating to the Jordan Cattle Auction Business, whether tangible or intangible, vested or unvested, contingent or otherwise, real, personal or mixed, and wherever located, whether or not reflected on the books and records of Seller and whether or not described in this Agreement as such existed as of the date hereof, together with additional assets acquired from the date hereof to the Closing Date, including without limitation all right, title and interest of Seller in and to the specified assets, properties and rights set forth below (and referred to herein as the “Purchased Assets”):

(a)	All of those assets remaining in possession of Seller, except the Excluded Assets set forth in the last paragraph of this Section 1.1 , that were purchased by Seller pursuant to the Purchase Agreement.

(b)	All fixed assets, furniture, property, equipment, fixtures, leasehold improvements, tools, machinery, office equipment, plant and other tangible personal property related to or used in connection with the Jordan Cattle Auction Business or located at the Jordan Cattle Auction facilities.

(c)	Seller’s interest in all real and personal property leases, equipment leases, rental agreements, sales and purchase orders and acknowledgments, permits, license and maintenance agreements, third party product agreements, third party supply agreements and any and all other contracts or binding agreements related to the Jordan Cattle Auction Business.

(d)	All Intellectual Property (as defined in Section 8(A)) related to the Jordan Cattle Auction Business including, without limitation, a license to use the name “Jordan Cattle Auction” and the trade names and trademarks descriptive of, and associated with, such name.

(e)	All goodwill associated with the Jordan Cattle Auction Business.

(f)	All right, title and interest to the web page located at the uniform recourse locator address http://www.jordancattle.com , and any e-mail address used by the Seller using the suffix “@jordancattle.com”.

(g)	The real property and improvements thereon (the “Real Property”) as set forth in Improved Property Commercial Contract of even date herewith (the “Land Contract”) and attached hereto as Exhibit A .

Notwithstanding the foregoing, the Purchased Assets shall not include: (i) all cash and cash equivalents of Seller; (ii) all accounts receivable of Seller; and (iii) all proprietary rights in and to the premium sale process known as the “Jordan Premium Sale Model” and the trade names and trademarks descriptive of, and associated with, such name.

            1.2    Purchase Price . Subject to the terms and conditions of this Agreement and in reliance upon the representations, warranties, covenants and agreements of the Seller, the Buyers shall pay to Seller at the Closing Date (i) the sum of Two Hundred Thousand Dollars and No/100s ($200,000) and (ii) the sum of One Million and No/100s ($1,000,000) in cash, as set forth in the Land Contract. Additionally, KJE will purchase at book value for cash on the Closing Date, the current inventory as of the Closing Date, of trailers, feed and hay, EID Tags and Taggers, and hay racks. Seller shall also release any funds in any custodial account established prior to the Closing Date to Buyers as soon as practicable following the conclusion of any auction to which a custodial account relates.

            1.3    Additional Business Consideration . Seller will also be eligible to receive additional consideration (“Additional Consideration”) as set forth in this Section 1.3. The Additional Consideration shall be determined by calculating the Taxable Income of KJE (as defined in Section 8(C)) and adding back to that Taxable Income the depreciation deduction, the amortization deduction, any salary or bonuses paid to Jordan and any other unusual items not in the ordinary course of business (and herein referred to as the “Calculation Amount”) for each of the following three calculation periods (each, a “Calculation Period”):

            (a)   July 1, 2002 to June 30, 2003;

            (b)   July 1, 2003 to June 30, 2004; and

            (c)   July 1, 2004 to June 30, 2005.

            If the Calculation Amount exceeds $400,000.00 for any of the three Calculation Periods, KJE will pay Seller fifty percent (50%) of the “Calculation Amount” in excess of $400,000.00 for each of the Calculation Periods. This right to Additional Consideration is personal to Seller and cannot be assigned or conveyed.

            As soon as reasonably practicable, but not later than 30 calendar days after the Form 1120 U.S. Corporation Income Tax Return is filed by KJE for each of the Calculation Periods, Buyers will deliver to Seller (i) a copy of such Tax Return along with any supporting schedules, (ii) copies of the W-2’s that were filed for the current Calculation Period, and a (iii) a statement setting forth in reasonable detail the computation of the Additional Consideration, if any, that Buyer calculates as owed to Seller pursuant to this Article (Calculation Statement). (Items (i)-(iii) are herein collectively referred to as the “Supporting Documents”.)

            As soon as practicable, but not later than 25 calendar days after receipt of the Supporting Documents, Seller will inform Buyers in writing of any objection it has to the Calculation Statement for such Calculation Period, which objection, if any, will set forth in reasonable detail Seller’s objections and the basis for those objections (an “Objection Notice”). If Seller so objects and the Parties do not resolve such objections on a mutually agreeable basis within 30 calendar days after the end of such Calculation Period, then the disagreement will be resolved as soon as practicable thereafter, by an accounting firm of national reputation, which accounting firm will be selected jointly by Buyers on the one hand and Seller on the other hand, and in no event may such accounting firm resolve the objection in a manner that would result in Taxable Income for such Calculation Period being greater or les ser in the aggregate than such amounts originally proposed by Buyers and Seller. The Parties acknowledge that the scope of such accounting firm’s work will be limited to resolving the objections set forth in the Objection Notice. The decision of such accounting firm, which shall be set forth in writing, shall be final and binding upon the Parties, and may be entered as a final judgment in any court of proper jurisdiction.

            If Seller does not object within 25 calendar days to the Calculation Statement, then Buyers will pay the Additional Consideration set forth in the Calculation Statement within five (5) calendar days following the expiration of such 25 day period. If there is an objection within the 25 calendar days, Buyer will pay Seller within five (5) calendar days after a resolution by the parties. If there is an objection within the 25 calendar days that is not resolved by the Parties,

Buyer will pay Seller within five (5) calendar days after a final and binding determination by the accounting firm selected pursuant to the procedures described in the preceding paragraph.

            1.4    Additional Consideration in the Event of Sale of Real Property . If, after the Closing Date and for a period of three (3) years thereafter, Buyer sells either the Brownwood or Mason facilities, Buyer shall pay Seller Fifty Percent (50%) of the net sales proceeds from any sale that is an “all cash sale”. However, if Buyer sells either the Brownwood or Mason facilities prior to the expiration of three years from Closing Date in an installment sale, contract for deed, or any other owner-financed type sale, Buyer will:

(a)	Remit to Seller thirty percent (30%) of the payments if the pay-out is for five years or less;

(b)	Remit to Seller forty percent (40%) of the payments if the pay-out is for six (6) to ten (10) years;

(c)	Remit to Seller fifty percent (50%) of the payments if the payout is for more than ten (10) years.

            This right to the additional consideration in the event of the sale of Real Property cannot be assigned or conveyed by Seller.

            1.5    Liabilities . Seller shall retain and Buyers shall not assume any obligations or liabilities of Seller, other than with respect to the Purchased Assets.

ARTICLE 2
CLOSING

            2.1    Closing . Subject to the provisions and conditions of this Agreement, the Closing will take place at the office of Clayborne L. Nettleship, Attorney, 406 W. Wallace, San Saba, Texas 76877, on or before May 31, 2002, or on such other date as the Parties to this Agreement agree in writing (referred to herein as the “Closing Date”).

            2.2    Deliveries at Closing . Seller shall at the Closing Date execute and deliver to Buyers the following:

(a)	Such instruments of sale, transfer, conveyance, and assignment as the Buyers and their counsel may reasonably request.

(b)	A certificate by the Secretary of State of Delaware that the Seller is existing and in good standing as a corporation; and

(c)	Possession of the Purchased Assets.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLER

            The Seller warrants and represents each of the statements set forth in this Article are true, correct, and complete and will be true, correct, and complete as of the Closing Date.

            3.1    Organization of Seller . The Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.

            3.2    Authorization and Effect of Transaction . The Seller has the full power and authority to execute, deliver and fully perform its obligations under this Agreement.

            3.3    Noncontravention . Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Seller is subject or any provision of the charter or bylaws of the Seller, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, loan, or other arrangement to which the Seller is a party or by which it is bound or to which any of its assets is subject (or result in the imposition on any Security Interest (as defined in Section 8(B) )upon any of its assets). The Seller is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

            3.4    Title to Purchased Assets . The Seller has good and marketable title to each of the Purchased Assets free and clear of any security interest or restriction on transfer.

            3.5    Kenneth G. Jordan’s Employment Contract . Buyers and Seller agree that Article 8. Noncompetition, Nonsolicitation, Non-Disclosure and Non-Intereference , of that certain Employment Agreement between eMerge Interactive, Inc. and Ken Jordan (Kenneth G. Jordan) dated May 31, 2000 (the “Employment Agreement”) are hereby amended such that the provisions of such Article 8 shall not apply to Jordan’s purchase and operations of the Jordan Cattle Auction Business, but all other provisions of such Article 8 and the Employment Agreement shall remain in full force and effect. If either Party so requests, Buyer and Jordan shall enter into an amendment to the Employment Agreement.

            3.6    Willard Jordan, Peggy Jordan, Kynda Jordan, and Ken Jordan’s Amended Non-Competition Agreement . Buyers and Seller agree that Article 7. Trade Secrets, Confidential and Proprietary Information, Covenants, Noncompetition, Nonsolicitation, and Nondisclosure , of that certain Agreement for the Purchase and Sale of Assets between eMerge Interactive, Inc. and W.P. Land and Livestock, Inc. d/b/a Jordan Cattle Auction and Kenneth and Kynda Jordan and Willard and Peggy Jordan dated April 21, 2000 (the “Purchase Agreement”) shall be amended such that the provisions of such Article 7 and the Purchase Agreement shall not apply to Willard Jordan, Peggy Jordan, Kynda Jordan, and Ken Jordan as such may apply to Ken Jordan’s or KJE’s purchase and operation of the Jordan Cattle Auction business, but all other provisions of such Article 7. shall remain in fu ll force and effect.

            3.7    Release of Liquidated Damage Provision . The Purchase Agreement contains an article styled Article 9(c). “Liquidated Damages ”. Such Article 9(c) provides for the payment of Liquidated Damages to the Seller (the then “Buyer”) in the event of certain events set out therein. Seller hereby terminates and voids all obligations required by said Article 9(c) and Seller relinquishes and waives its right to enforce the obligations against Kenneth and Kynda Jordan and Willard and Peggy Jordan, or W.P. Land and Livestock Company and any related entities pursuant to such Article 9(c).

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF BUYERS

            The Buyers warrant and represent to the Seller that each of the statements contained in this article are true and correct.

            4.1    Organization of Buyers . K. Jordan Enterprises, Inc. is a corporation duly organized, validly existing, and in good standing under the laws of the State of Texas.

            4.2    Authorization and Effect of Transaction . The Buyers have the full power and authority to execute, deliver and fully perform their obligations under this Agreement.

            4.3    Noncontravention . Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which any Buyers is subject or any provision of the charter or bylaws of any Buyer, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, loan, or other arrangement to which any Buyer is a party or by which any Buyer is bound or to which any of such Buyer’s assets is subject (or result in the imposition on any Security Interest upon any of its assets). Th e Buyers are not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

ARTICLE 5
SURVIVAL AND INDEMNIFICATION

            5.1    Survival . All representations, covenants, warranties, indemnifications and obligations contained in this Agreement or in any certificate, document, or statement delivered pursuant to this Agreement shall survive for a period of twelve months following the Closing Date, and, in the event of a Party’s breach of this Agreement resulting in the termination of this Agreement, such representations, covenants, warranties, indemnifications, and obligations shall further survive the termination of this Agreement, shall continue in full force and effect for a period twelve months following such termination.

            5.2    Indemnification . Seller hereby agrees to indemnify, defend, and hold harmless the Buyers and Jordan, in Jordan’s capacity as an officer of the Seller, from any and all losses, damages, liabilities and claims and all fees, costs, and expenses of any kind (including all attorney’s fees) that arise out of, are based on, or result, from the transactions contemplated by this Agreement, solely by reason of any claim of a conflict of interest based on the fact that Jordan was Executive Vice President of eMerge Interactive, Inc. and therefore an affiliate of Seller at the time of the transactions contemplated by this Agreement.

ARTICLE 6
TERMINATION OF AGREEMENT

            The Parties may terminate this Agreement as provided for below:

(a)	Buyers and Seller may terminate this Agreement by mutual written consent prior to the Closing Date.

(b)	Buyer may terminate this Agreement prior to Closing Date in the event that (i) Seller breaches or has breached any representation, warranty, or covenant contained in this Agreement or (ii) if the Improved Commercial Property Contract is terminated pursuant to the provisions contained therein or (iii) the Closing Date shall not have occurred thirty (30) days from the date of this Agreement.

(c)	Seller may terminate this Agreement prior to Closing Date in the event that (i) Buyers breach or have breached any representation, warranty, or covenant contained in this Agreement or (ii) if the Improved Commercial Property Contract is terminated pursuant to the provisions contained therein or (iii) the Closing Date shall not have occurred thirty (30) days from the Date of this Agreement.

ARTICLE 7
MISCELLANEOUS

            A.    Entire Agreement . This Agreement and the Improved Commercial Property Contract of even date (including the agreements referred to herein) constitutes the entire agreement with the Parties and supercedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

            B.    Successions and Assignment . This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party.

            C.    Counterparts . This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. All facsimile executions shall be treated as originals for all purposes.

            D.    Headings . The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

            E.    Governing Law . This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

            F.    Amendments . No amendments of any provision of this Agreement shall be valid unless reduced to writing and signed by both Buyers and Seller.

            G.    Severability . Any term or provision of this Agreement that is found to be invalid or unenforceable shall not affect the validity or enforceability of the remaining terms and provisions.

ARTICLE 8
DEFINITIONS

            A.    “Intellectual Property” means all of the following only as it pertains to the Jordan Cattle Auction Business: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names (whether or not registered), together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connections herewith, (d) all mask works and all applications, registrations, and renewals in connection herewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

            B.    “Security Interest” means any mortgage, pledge, lien, encumbrance, charge, or other security interest.

            C.    “Taxable Income” is gross income reduced by adjustments and allowable deductions. It is the income against which tax rates are applied to compute an entity’s tax liability.

            IN WITNESS WHEREOF, the Parties hereto have executed this Agreement.

BUYERS:
KENNETH G. JORDAN, Individually

/s/ Kenneth G. Jordan
Kenneth G. Jordan

KYNDA R. JORDAN, Individually

/s/ Kynda R. Jordan
Kynda R. Jordan

Date signed by Buyers: June 7, 2002

K. JORDAN ENTERPRISES, INC., a ________________ corporation

By: /s/ Kenneth G. Jordan
Name: Kenneth G. Jordan
Title: President

Date signed by Buyer: June 7, 2002

SELLER:
EMERGE INTERACTIVE INC. , a Delaware Corporation

By: /s/ David C. Warren
Name: David C. Warren
Title: CEO

Date signed by Seller: June 7, 2002

EMERGE SAN SABA, INC. , a Delaware Corporation

By: /s/ David C. Warren
Name: David C. Warren
Title: CEO

Date signed by Seller: June 7, 2002